Exhibit 23

(Form 10-K)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3: Nos. 333-137490, 333-156662 and 333-162693, Form S-4: Nos. 333-27565, 333-104472, 333-136946 and 333-160508 and Form S-8: Nos. 33-47686, 33-61197, 333-09455, 333-40100, 333-86326, 333-86569, 333-136946 and 333-168729) of Citizens Republic Bancorp, Inc. of our reports dated February 28, 2013, with respect to the consolidated financial statements of Citizens Republic Bancorp, Inc., and the effectiveness of internal control over financial reporting of Citizens Republic Bancorp, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Detroit, Michigan

February 28, 2013